April 15, 2011

The Huntington Funds

2960 North Meridian Street

Suite 300

Indianapolis, Indiana 46208

Ladies and Gentlemen:

We have acted as counsel to the Huntington Funds (the “Trust”) in connection with the offer by the Trust of an unlimited number of shares of beneficial interest of the Trust (the “Shares”) which, including the Huntington Disciplined Equity Fund, are currently classified as thirty-eight series (each a “Fund” and together, the “Funds”). We have participated in the preparation of Post-Effective Amendment No. 71 to the Trust’s Registration Statement (the “Registration Statement”) on Form N-1A relating to the Shares of the Huntington Disciplined Equity Fund of the Trust to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (“1933 Act”), on or about April 15, 2011.

We have examined the Agreement and Declaration of Trust of the Trust, dated April 27, 2006 (the “Declaration of Trust”), and have also reviewed and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments, and have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We are admitted to the Bar of The Commonwealth of Massachusetts and generally do not purport to be familiar with the laws of the State of Delaware. To the extent that the conclusions based on the laws of the State of Delaware are involved in the opinions set forth herein below, we have relied, in rendering such opinions, upon our examination of Chapter 38 of Title 12 of the Delaware Code Annotated, as amended, entitled “Treatment of Delaware Statutory Trusts” and on our knowledge of interpretation of analogous common law of The Commonwealth of Massachusetts.

This letter expresses our opinion as to the provisions of the Trust’s Declaration of Trust, but does not extend to the Delaware Uniform Securities Act, or to other federal or state securities laws or other federal laws.

Based upon the foregoing and subject to the qualifications set forth herein, we hereby advise you that, in our opinion:

1.	The Trust is validly existing as a Trust with transferable shares under the laws of the State of Delaware.

2.	The Trust is authorized to issue an unlimited number of shares of beneficial interest, the Shares have been duly and validly authorized by all action of the Trustees of the Trust, and no action of the shareholders of the Trust is required in such connection.

BOSTON   NEW YORK   WASHINGTON, DC

The Huntington Funds

April 15, 2011

3.	The Shares, when issued in accordance with the Trust’s Declaration of Trust and By-Laws, will be legally issued, fully paid and non-assessable by the Trust.

With respect to the opinion expressed in paragraph 3 above, we note that, pursuant to Section 5 of Article IV of the Declaration of Trust, the Board of Trustees has the power to cause any shareholder, or any shareholder of a particular series, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, dividend disbursing, fund accounting, administrator, shareholder servicing or similar agent or service provider, an amount fixed from time to time by the Board of Trustees, by setting off such charges due from such shareholder from declared but unpaid dividends or distributions owed such shareholder and/or by reducing the number of shares in the account of such shareholder by that number of full and/or fractional shares which represents the outstanding amount of such charges due from the shareholder.

We understand that this opinion is to be used in connection with the registration of the Shares for offering and sale pursuant to the 1933 Act. We consent to the filing of this opinion with and as a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SULLIVAN & WORCESTER LLP

SULLIVAN & WORCESTER LLP